PRESS RELEASE
                                  -------------


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH BOUFFARD, PRESIDENT (410-285-9327)



          PATAPSCO BANCORP, INC. RAISES CASH DIVIDEND FOR COMMON STOCK
                    AND DECLARES DIVIDEND ON PREFERRED STOCK

         Baltimore, MD December 22, 2005 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced that its Board of Directors declared a quarterly cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $.0625 per share payable on or about January 27, 2006 to stockholders of record at the close of business on January 9, 2006.

         Joseph J. Bouffard, President of the Company, stated that this represents the thirty-fourth consecutive quarterly dividend paid on Patapsco's common stock, since the company went public in April 1996.

          At the same time, Patapsco's Board of Directors also declared a $.46875 per share dividend for shareholders of Patapsco Bancorp, Inc.'s preferred payable on or about January 27, 2006 to stockholders of record at the close of business on January 9, 2006. This dividend represents the period from October 1, 2005 to December 31, 2005.

          Patapsco's Board of Directors determined that the payment of the dividends was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared these dividends, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

         Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business though its banking offices in Baltimore County, Maryland.